Exhibit 3.2

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

AMESITE INC.

WITH AND INTO

AMESITE OPERATING COMPANY

Pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), AMESITE INC. (the “Corporation”), a Delaware corporation, does hereby certify to the following information relating to the merger (the “Merger”) of the Corporation with and into AMESITE OPERATING COMPANY, a Delaware corporation (the “Subsidiary”), with the Subsidiary remaining as the surviving corporation:

1. The Corporation owns all of the outstanding shares of each class of capital stock of the Subsidiary.

2. The Board of Directors of the Corporation, by resolutions duly adopted by unanimous written consent on July 12, 2020 and attached hereto as Exhibit A, determined to merge the Corporation with and into the Subsidiary and to change the Subsidiary’s name to “Amesite Inc.” pursuant to Section 253 of the DGCL. Holders of a majority of the outstanding shares of each class of capital stock of the Corporation approved the Merger at a meeting held on August 4, 2020.

3. The Subsidiary shall be the surviving corporation of the Merger.

4. The Certificate of Incorporation attached hereto as Exhibit B, shall be the Certificate of Incorporation of the surviving corporation.

5. The Certificate of Ownership and Merger and the Merger shall become effective upon the filing of such Certificate of Ownership and Merger with the Delaware Secretary of State.

6. The Subsidiary agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of Delaware, as well as the enforcement of any obligation of the Subsidiary arising from the Merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail a copy of any such process to the Subsidiary at c/o Cogency Global, Inc. 850 New Burton Road, Suite 201, City of Dover, County of Kent.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be signed by an authorized officer, the                           OF              , 20    .

AMESITE INC.

By
Name:	Ann Marie Sastry, Ph.D.
Title:	Chief Executive Officer

EXHIBIT A

Board Resolutions

EXHIBIT B

CERTIFICATE OF INCORPORATION OF SURVIVING ENTITY